Exhibit 99(b)
TXU Electric Delivery Transition Bond Company LLC
Statement of Collection Account Balances as of
September 30, 2006

The balances in the sub-accounts on deposit with the trustee as of September 30, 2006 were:

	Series 2003-1	Series 2004-1

General Sub-Account	$11,348,565.04	$41,588,246.68
Capital Sub-Account	$2,510,342.72	$4,004,909.17
Overcollateralization Sub-Account	$627,389.95	$636,975.90
Reserve Sub-Account	$788,985.57	$0.00

REP Deposit Account* $2,053,757.76

* REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.